Exhibit 4.1

Execution Copy

AMENDED AND RESTATED

THIRD AMENDMENT TO SENIOR SUBORDINATED

NOTE PURCHASE AGREEMENT

AND WAIVER AGREEMENT

THIS AMENDED AND RESTATED THIRD AMENDMENT TO SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT AND WAIVER AGREEMENT (this “Amendment”) is entered into as of March 7, 2012 by and among MModal CB Inc. (f/k/a CBay Inc.), a Delaware corporation, MModal MQ Inc. (f/k/a Medquist Inc.), a New Jersey corporation, MModal Services, Ltd. (f/k/a Medquist Transcriptions, Ltd.), a New Jersey corporation (collectively, the “Issuers”), MModal Inc. (f/k/a MedQuist Holdings Inc.), a Delaware corporation (“Holdings”), BlackRock Kelso Capital Corporation (“BKC”), PennantPark Investment Corporation (“Pennant”), Citibank, N.A. (“Citibank”), and THL Credit, Inc. (“THL” and, together with BKC, Pennant, and Citibank, the “Purchasers”).

RECITALS

A. The Issuers, Holdings, and the Purchasers are parties to that certain Senior Subordinated Note Purchase Agreement, dated as of September 30, 2010, as amended by that certain Waiver and First Amendment, dated as of July 11, 2011, as further amended by that certain Second Amendment to Senior Subordinated Note Purchase Agreement, dated as of July 11, 2011, and as further amended by that certain Third Amendment to Senior Subordinated Note Purchase Agreement and Waiver Agreement (the “Third Amendment”), dated as of March 7, 2012 (as further amended, supplemented, restated or otherwise modified from time to time, the “Note Purchase Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Note Purchase Agreement.

B. The Issuers have requested that Purchasers amend and restate the Third Amendment, and the Purchasers have agreed to do so subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto amend and restate the Third Amendment in its entirety to read as follows:

A. AMENDMENTS

1. Section 1.1 of the Note Purchase Agreement is amended by deleting the word “and” at the end of subclause (b)(xi) of the definition of Consolidated EBITDA, replacing the word “minus” at the end of subclause (b)(xii) with the word “and”, and adding the following new subclause (b)(xiii):

(xiii) a one-time payment of up to $19,300,000 made prior to December 31, 2011, with respect to the termination of certain contracts with Nuance Communications, Inc.; minus

2. The definition of “Permitted Acquisition” set forth in Section 1.1 of the Note Purchase Agreement is amended and restated in its entirety as follows:

““Permitted Acquisition” means any Proposed Acquisition satisfying each of the following conditions: (a) the aggregate amounts payable in connection with, and other consideration for (in each case, including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a Consolidated balance sheet of Holdings and the Proposed Acquisition Target), such Proposed Acquisition and all other Permitted Acquisitions consummated on or prior to the date of the consummation of such Proposed Acquisition shall not exceed (i) $50,000,000 in the aggregate in any Fiscal Year or $150,000,000 in the aggregate during the term of this Agreement plus (ii) Additional Available Cash as of the date of consummation of such Proposed Acquisition plus (iii) an unlimited amount in the form of shares of common stock of Holdings issued in connection with such Proposed Acquisition, (b) the Purchasers shall have received reasonable advance notice of such Proposed Acquisition including a reasonably detailed description thereof at least 15 days prior to the consummation of such Proposed Acquisition (or such later date as may be agreed by the Required Purchasers) and on or prior to the date of such Proposed Acquisition, the Purchasers shall have received copies of the acquisition agreement and related Contractual Obligations, evidence of compliance with the limits set forth under clause (a) (including supporting calculations) and other documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Required Purchasers, (c) as of the date of consummation of such Proposed Acquisition and after giving effect to all transactions to occur on such date as part of such Proposed Acquisition, (1) all conditions set forth in clauses (i) and (ii) of Section 3.1(f) shall be satisfied or duly waived, (2) Holdings shall, on a Pro Forma Basis as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder, have a Consolidated Total Leverage Ratio and Consolidated Senior Leverage Ratio which are at least 0.25:1.00 less than the required thresholds set forth in Sections 5.1 and 5.2 as of such date, as applicable, and (3) Holdings shall have Liquidity of at least $20,000,000 and (d) such Proposed Acquisition is consummated no earlier than December 31, 2010.”

B. WAIVERS

1. The Purchasers hereby waive any Default that may have arisen under Section 9.1(c) of the Note Purchase Agreement as a result of the failure of the Group Members to promptly deliver to the Purchasers, as required pursuant to Section 7.10 of the Note Purchase Agreement, such documents as are necessary to ensure that MultiModal Technologies, LLC (“MultiModal”), Poiesis Informatics, Inc. (“Poiesis”), All Type Medical Transcription Services, Inc. (“All Type”, and together with MultiModal, Poiesis and each of their respective Subsidiaries, the “Acquired Subsidiaries”) and each of their respective Subsidiaries, each of which are Wholly Owned Subsidiaries of Note Parties, guaranty the payment of the Obligations of the Issuers; provided, that, except as provided in Section E below, on or before March 30, 2012, or such later date to which the Required Purchasers agree in writing, all documents and deliverables are delivered to the Purchasers and all other actions are taken by the Group Members, in each case as required pursuant to Section 7.10 of the Note Purchase Agreement with respect to Acquired Subsidiaries and each of their respective Subsidiaries.

2. The Purchasers hereby waive any Default that may have arisen under Section 9.1(c) of the Note Purchase Agreement as a result of the making and maintaining of the Investments in Poiesis, All Type and certain assets acquired through the asset purchase agreements listed on Schedule I hereto, in each case caused by the failure of such Investment to comply with clause (b) of the definition of “Permitted Acquisition” under the Note Purchase Agreement which requires that the Purchasers receive (i) reasonable advance notice of any Proposed Acquisition including a reasonably detailed description thereof at least 15 days prior to the consummation of such Proposed Acquisition, and (ii) copies of the acquisition agreement and related Contractual Obligations and other documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and other information reasonably requested by the Required Purchasers, on or prior to the date of such Proposed Acquisition.

3. The Purchasers hereby waive any Default that may have arisen under Section 9.1(b) of the Note Purchase Agreement as a result of the execution and delivery by (A) the Issuers of a Compliance Certificate dated November 10, 2011 representing that no Default or Event of Default was continuing as of the date thereof, and (B) the Issuers, Holdings and the other Note Parties of the Third Amendment, certifying that the representations and warranties set forth in the Note Documents were true and correct in all material respects, and no default other than those described therein had occurred and were continuing both before and after giving effect to the Third Amendment.

4. Subject to the Issuers’ subsequent compliance with Section E(2) hereof, the Purchasers hereby waive any Default that may have arisen under Section 9.1(c) of the Note Purchase Agreement as a result of the delivery of (i) monthly financial statements for December 2011 and January 2012 as required under Section 6.1(a) of the Note Purchase Agreement and (ii) the projections required under Section 6.1(f) of the Note Purchase Agreement for Fiscal Year 2012, in each case later than the respective time periods set forth in Section 6.1(a) and Section 6.1(f) of the Note Purchase Agreement.

C. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Purchasers hereunder, it is understood and agreed that this Amendment shall not become effective, and the Note Parties shall have no rights under this Amendment, until the Required Purchasers shall have received each of the following in form and substance acceptable to the Required Purchasers:

1. duly executed signature pages to this Amendment from the Required Purchasers, each Issuer, and each Note Party;

2. a fully executed copy of an agreement under the Senior Credit Agreement waiving any defaults thereunder that may have arisen as a result of the actions described in

Section B hereof, in form and substance substantially similar to this Amendment and otherwise reasonably acceptable to the Required Purchasers; and

3. payment of all reasonable fees and expenses (including reasonable expenses of outside counsel) of the Purchasers incurred in connection with this Amendment.

D. REPRESENTATIONS

Each Note Party hereby represents and warrants to the Purchasers that:

1. The execution, delivery and performance by such Note Party of this Amendment (a) are within such Note Party’s corporate or similar powers and, at the time of execution hereof, have been duly authorized by all necessary corporate and similar action, (b) do not (i) contravene such Note Party’s Constituent Documents, (ii) violate any applicable material Requirement of Law in any material respect, (iii) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Group Member (including other Related Documents or Note Documents) other than those that would not, in the aggregate, have a Material Adverse Effect, (iv) do not materially adversely affect any Permit of such Note Party other than those that would not, in the aggregate, have a Material Adverse Effect or (v) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Group Member and (c) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than those which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect;

2. This Amendment (a) has been duly executed and delivered to the other parties hereto by each Note Party party hereto, (b) is the legal, valid and binding obligation of such Note Party and (c) is enforceable against such Note Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights or remedies of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and

3. Upon giving effect to this Amendment, the representations and warranties set forth in the Note Purchase Agreement and the other Note Documents are true and correct in all material respects or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date. Before giving effect to this Amendment, no Default other than those described in Section B above has occurred and is continuing as of the date hereof. Upon giving effect to this Amendment, no Default is continuing as of the date hereof.

E. COVENANTS

Each Note Party hereby covenants and agrees to the Purchasers that:

1. On or before March 30, 2012, or such later date to which the Required Purchasers agree in writing, all documents and deliverables shall be delivered to the Purchasers and all other actions shall be taken by the Group Members, in each case as required pursuant to Section 7.10 of the Note Purchase Agreement with respect to the Acquired Subsidiaries and their respective Subsidiaries.

2. On or before March 9, 2012, or such later date to which the Required Purchasers agree in writing, the monthly reports required to be delivered pursuant to Section 6.1(a) of the Note Purchase Agreement for the month of January 2012 shall be delivered to the Purchasers.

The Note Parties hereby agree and acknowledge that the failure of the Note Parties to comply with the covenants set forth in this Section E shall constitute an immediate Event of Default under Section 9.1(c) of the Note Purchase Agreement with no additional cure period or grace period.

F. OTHER AGREEMENTS

1. Continuing Effectiveness of Note Documents. As amended hereby, all terms of the Note Purchase Agreement and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Note Parties party thereto. To the extent any terms and conditions in any of the other Note Documents shall contradict or be in conflict with any terms or conditions of the Note Purchase Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Note Purchase Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Note Purchase Agreement as modified and amended hereby.

2. Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by the Issuers of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty Agreement to which such Guarantor is a party with respect to the Indebtedness now or hereafter outstanding under the Note Purchase Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any Indebtedness of the Issuers to the Purchasers or any other obligation of the Issuers, or any actions now or hereafter taken by the Purchasers with respect to any obligation of the Issuers, the Guaranty Agreement to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty Agreement to which such Guarantor is a party.

3. [Reserved].

4. Effect of Amendment. Except as set forth expressly herein, all terms of the Note Purchase Agreement, as amended hereby, and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Issuers to the Purchasers. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Purchasers under the Note Purchase Agreement, nor constitute a waiver of any provision of the Note Purchase Agreement. This Amendment shall constitute a Note Document for all purposes of the Note Purchase Agreement.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Purchase Agreement and the other Note Documents or an accord and satisfaction in regard thereto.

7. Costs and Expenses. The Issuers agree to pay on demand all reasonable and documented costs and expenses of the Purchasers in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of outside counsel for the Purchasers with respect thereto.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, Electronic Transmission or containing an E-Signature shall be as effective as delivery of a manually executed counterpart hereof.

9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

10. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11. Amendment and Restatement. On the date on which all conditions to effectiveness in Section C hereof have been met to the satisfaction of the Required Purchasers, the Third Amendment shall be amended and restated in its entirety by this Amendment. Neither the execution and delivery of this Amendment nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Note Purchase Agreement, the Third Amendment or of any other Note Documents or any obligations thereunder.

[Remainder of page intentionally left blank]

Execution Copy

Schedule I

ASSET PURCHASE AGREEMENTS

1.	Asset Purchase Agreement, dated as of September 7, 2011, by and among MModal Services, Ltd., JLG Medical, Inc., Steven Allen, Giselle Gloser, Dale Iorillo and Philip Williams, and Steven Allen, as the Shareholder Representative.

2.	Asset Purchase Agreement, dated as of September 28, 2011, by and among MModal Services, Ltd., eTransPlus, Inc., John Reigard, John Hayman, Kenneth Davis and Greg Shelton, and John Reigard, as the Shareholder Representative.

3.	Asset Purchase Agreement, dated as of November 1, 2011, by and among MModal Services, Ltd., Healthcare Contract Resources, Inc., S. Patrick King Jr. and Gayle F. Keith.

4.	Asset Purchase Agreement, dated as of November 21, 2011, by and among MModal Services, Ltd., ExecuScribe, Inc. and Linda Yaniszewski.

5.	Asset Purchase Agreement, dated as of November 21, 2011, by and among MModal Services, Ltd., Expert Medical Transcription, Inc. and Kenneth W. Schafer.

6.	Asset Purchase Agreement, dated as of February 6, 2012, by and among MModal Services, Ltd., Documentation Services Group, Inc. and Graham E. Argott, Darlene S. Bambrough and John A. Carlos.

ACCEPTED AND AGREED:

Issuers

MMODAL CB INC.

By:	/s/ Kashyap Joshi
Name: Kashyap Joshi
Title: V.P. Finance

MMODAL MQ INC.

By:	/s/ Mark R. Sullivan
Name: Mark R. Sullivan
Title: General Counsel

MMODAL SERVICES, LTD.

By:	/s/ Mark R. Sullivan
Name: Mark R. Sullivan
Title: General Counsel

Holdings

MMODAL INC.

By:	/s/ Mark R. Sullivan
Name: Mark R. Sullivan
Title: General Counsel

Signature Page to A&R Third Amendment to NPA- MModal